                                                                     Exhibit 2.1


                        WESTFIELD MUTUAL HOLDING COMPANY

                             PLAN OF REORGANIZATION

                                       AND

                             MINORITY STOCK ISSUANCE




















                        Adopted by the Board of Trustees
                                on June 19, 2001

                                TABLE OF CONTENTS

1.       Introduction - Business Purpose                                       1

2.       Definitions                                                           2

3.       The Reorganization                                                    9
3.1      Organization of the Stock Holding Company.                            9
3.2      Procedures for Reorganization                                         9
3.3      Preconditions to Reorganization                                      11

4.       Number of Shares and Purchase Price of Reorganization Stock          12
4.1      Independent Appraisal                                                12
4.2      Price Per Share                                                      12
4.3      Number of Shares                                                     12
4.4      Confirmation of Valuation                                            13

5.       Subscription Rights of Eligible Account Holders, Supplemental Eligible
         Account Holders and Tax-Qualified Employee Stock Benefit Plans       13
5.1      Subscription Priorities                                              13
5.2      Minimum Purchase; No Fractional Shares                               16
5.3      Purchase Limitations and Adjustments                                 16
5.4      Certain Determinations                                               16

6.       Direct Community Offering and Syndicated Community Offering          16
6.1      Direct Community Offering                                            16
6.2      Syndicated Community Offering                                        17
6.3      Other Arrangements                                                   17

7.       Limitations on Purchases                                             17
7.1      Maximum Purchase Limit                                               17
7.2      Purchases by Management.                                             18
7.3      Illegal Purchases                                                    18
7.4      Rejection of Orders                                                  18

8.       Manner of Exercising Rights; Order Forms                             18

9.       Payment for Reorganization Stock                                     20
9.1      Deadline for Receipt of Payment                                      20
9.2      Changes in Aggregate Purchase Price                                  20
9.3      Method of Payment                                                    20

10.      Expiration of Purchase Rights; Undelivered, Defective or Late Order
         Forms; Insufficient Payment                                          21
10.1     Expiration of Subscription Rights                                    21
10.2     Undelivered, Defective or Late Order Forms; Insufficient Payment     21
10.3     Waiver of Irregularities or Defects                                  22

11.      Persons in Nonqualified States or in Foreign Countries               22

12.      Voting Rights after Reorganization                                   22

13.      Establishment of a Liquidation Account                               22
13.1     Establishment of Liquidation Account                                 22
13.2     Interest in Liquidation Account                                      22
13.3     Amount of Subaccount Balances                                        23
13.4     Distributions                                                        23

14.      Restriction on Transfer of Reorganization Stock of Management        23
14.1     Restrictions on Resale                                               23
14.2     Certificates and Stop Orders                                         23
14.3     Stock Dividends and Stock Splits                                     24

15.      Restriction on Stock Purchases by Management                         24

16.      Amendment and Termination of the Plan                                24

17.      Time Period for Completion of Reorganization                         24

18.      Expenses of Reorganization                                           25

19.      Registration Under Securities Exchange Act of 1934                   25

20.      Market                                                               25

21.      Reorganization Stock Not Insured                                     25

22.      No Loans to Purchase Capital Stock                                   25

23.      Restrictions on Acquisition of the Stock Holding Company             25

24.      Articles of Organization and Bylaws.                                 26
24.1     Stock Holding Company Articles of Organization and Bylaws.           26
24.2     MHC Articles of Organization and Bylaws.                             26

25.      Post Offering Matters                                                26
25.1     Stock Benefit Plans                                                  26
25.2     Payment of Dividends                                                 27
25.3     Repurchase of Stock                                                  27

26.      Miscellaneous                                                        27
26.1     Interpretation of Plan                                               27
26.2     Enforcement of Terms and Conditions                                  28

Exhibit A - Proposed Articles of Organization of the Stock Holding Company Exhibit B - Proposed Bylaws of the Stock Holding Company
Exhibit C - Proposed Amended and Restated Charter of Westfield Mutual Holding
            Company
Exhibit D - Proposed Amended and Restated Bylaws of Westfield Mutual Holding
            Company
Exhibit E - Initial Directors of the Stock Holding Company

                        WESTFIELD MUTUAL HOLDING COMPANY
               PLAN OF REORGANIZATION AND MINORITY STOCK ISSUANCE

1.   Introduction - Business Purpose

     The Board of Trustees of Westfield Mutual Holding Company, a Massachusetts-chartered mutual holding company (the "MHC"), has determined that it is in the best interests of the MHC, of Westfield Bank, a Massachusetts-chartered stock savings bank and wholly owned subsidiary of the MHC (the "Bank"), of the depositors and customers of the Bank, and of the communities served by the Bank and the MHC for the MHC to organize a mid-tier stock holding company, Westfield Financial, Inc. (the "Stock Holding Company") (the "Reorganization"). The Stock Holding Company will be a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence, and the Massachusetts-chartered stock savings bank resulting from the Reorganization (the "Stock Bank") will become a wholly-owned subsidiary of the Stock Holding Company. Concurrently with the Reorganization, the Stock Holding Company intends to offer for sale up to 49% of its Holding Company Common Stock in the Offering on a priority basis to qualifying depositors and Tax-Qualified Employee Plans of the Bank, with any remaining shares offered to the public in a Community Offering. Capitalized terms used but not defined in this Section 1 shall have the meaning set forth in Section 2 hereof.

     In order to carry out the Reorganization, the Board of Trustees of the MHC has adopted this Plan of Reorganization (the "Plan") to be carried out under the laws of the Commonwealth of Massachusetts and the regulations of the Massachusetts Division of Banks and the FRB, and other applicable laws and regulations. Pursuant to the Plan, the MHC will form the Stock Holding Company as its subsidiary, exchange 100% of the common stock of the Bank for a majority interest in the Stock Holding Company and offer Reorganization Stock on a priority basis to (i) qualifying depositors and (ii) Tax-Qualified Employee Plans of the Bank and the MHC, with any remaining shares to be offered to the Local Community in a Direct Community Offering and possibly to the public in a Syndicated Community Offering.

     The Reorganization is intended to provide an additional source of capital not now available in order to allow the Bank, the Stock Holding Company and the MHC to better serve the needs of the Local Community through: opportunistic branch expansion, either de novo or through branch acquisitions; increased lending (especially to support continued growth in the Bank's commercial loan portfolio); acquisitions of other financial institutions or other businesses related to banking, although no mergers or acquisitions are planned at the present time; expansion of the financial products and services currently offered by the Bank, including expanded delivery systems, the enhancement of Internet banking, securities brokerage products and services and insurance products and services. The Reorganization is also intended to provide capital to the Stock Holding Company in order to allow it to: pay dividends to stockholders and repurchase shares of Reorganization Stock. In addition, stock ownership by Officers and other Employees of the Bank, the Stock Holding Company and the MHC has proven to be an effective performance incentive and an effective means of attracting and retaining qualified personnel.

     The Board of Directors, Board of Trustees and senior management also believe that the Reorganization will be beneficial to the population within the primary market area. The Reorganization will provide local customers and other residents with an opportunity to become equity owners of the Bank, and thereby participate in the possible stock price appreciation and cash dividends, which is consistent with the objective of being a locally-owned financial institution servicing local financial needs. The Board and management believe that, through expanded local stock ownership, current customers and non-customers who purchase Reorganization Stock will seek to enhance the financial success of the Bank through consolidation of their banking business and increased referrals to the Bank. Although the Reorganization and Offering will create the Stock Holding Company, only a minority of the Holding Company Common Stock will be offered for sale in the Offering. As a result, the Bank's mutual form of ownership and its ability to remain an independent savings bank and to provide community-oriented financial services will be preserved through the mutual holding company structure.

     The Plan is subject to the approval of various regulatory agencies, and must also be approved by the affirmative vote of at least a majority of the MHC's Corporators (and a majority of the MHC's Independent Corporators (who must constitute not less than 60% of all Corporators)) at an annual meeting or a special meeting called for such purpose. By approving the Plan, the Corporators will also be approving the Articles of Organization and bylaws of the Stock Holding Company, the Amended and Restated Charter and bylaws of the MHC, and all other steps necessary or incidental to the Reorganization.

     The Bank became a stock-form subsidiary of the MHC when the Bank reorganized into mutual holding company form in 1995. Accordingly, the Reorganization will not affect the corporate existence of the Bank. The Bank's business and operations will not be affected or interrupted by the Reorganization, and the Bank will continue as the same legal entity after the Reorganization. The deposit accounts and loan accounts of the Bank's customers will not be affected by the Reorganization. Upon Reorganization, each deposit account holder of the Bank will continue to hold exactly the same deposit account as the holder held immediately before the Reorganization. All deposit accounts in the Bank following the Reorganization will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund in the same manner as such deposit accounts were insured immediately before the Reorganization. There will be no change in the Bank's loans. The Reorganization will not result in any reduction of the Bank's reserves or net worth.

2.   Definitions

     As used in the Plan, the terms set forth below have the following meanings:

     Acting in Concert: The term "Acting in Concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or (b) Persons seeking to combine or pool their voting or other interests (such as subscription rights) in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Trustees of the MHC or Officers delegated by such Board and may be based on any evidence upon which the Board or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D with the SEC with respect to other companies. Trustees of the MHC and directors of the Stock Holding Company and the Bank shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

     Affiliate: An "Affiliate" of, or a Person "Affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

     Aggregate Purchase Price: The term "Aggregate Purchase Price" means the total sum paid for all shares of Reorganization Stock.

     Application: The application, including a copy of the Plan, submitted by the MHC to the Commissioner for approval of the Reorganization and Offering.

     Associate: The term "Associate," when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Stock Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such Person is a director, Officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person; and (iv) any Person Acting in Concert with any of the Persons or entities specified in clauses (i) through (iii) above; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an Associate of any director, trustee or Officer of the MHC, the Stock Holding Company or the Bank, to the extent provided in the Plan. When used to refer to a Person other than an Officer or director of the Bank, the MHC or the Stock Holding Company, the MHC in its sole discretion may determine the Persons that are Associates of other Persons. Trustees of the MHC and directors of the Stock Holding Company and the Bank shall not be deemed to be Associates solely as a result of their membership on such Board.

     Bank: Westfield Bank, a Massachusetts chartered stock savings bank.

     BHCA: The Bank Holding Company Act of 1956, as amended.

     Broker-Dealer: The term "Broker-Dealer" means any person who engages either for all or part of such person's time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person.

     Capital Stock: Any and all authorized stock of the Stock Holding Company.

     Commissioner: The Office of the Commissioner of Banks of The Commonwealth of Massachusetts.

     Community Offering: A Direct Community Offering and/or a Syndicated Community Offering.

     Corporator: A member of the MHC's Board of Corporators.


     Deposit Account: Any withdrawable deposit account offered by the Bank, including, without limitation, savings accounts, NOW account deposits, certificates of deposit, demand deposits, Keogh Plan, SEPs and IRA accounts for which the Bank acts as custodian or trustee, and such other types of deposit accounts as may then have been authorized by Massachusetts or federal law and regulations, but not including repurchase agreements, savings bank life insurance policies or certain escrow accounts.

     Direct Community Offering: The offering to the Local Community with preference given to natural persons residing in the Local Community, and then to the general public of any unsubscribed shares in the Subscription Offering which may be effected pursuant to the Plan. The Direct Community Offering may be conducted simultaneously with the Subscription Offering.

     Division: The Division of Banks of The Commonwealth of Massachusetts.

     Eligible Account Holder: Any Person holding a Qualifying Deposit on the Eligibility Record Date.

     Eligibility Record Date: December 31, 1999, the date for determining who qualifies as an Eligible Account Holder.

     Employee: The term "Employee" does not include a trustee, director or Officer.

     Employee Plan: Any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Benefit Plan.

     ESOP: The employee stock ownership plan to be established by the Bank.

     Estimated Valuation Range: The dollar range of the proposed Offering, as determined by the Independent Appraiser before the Offering and as it may be amended from time to time thereafter. The Estimated Valuation Range may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the maximum ("Range Maximum") of such range.

     Exchange Act: The Securities Exchange Act of 1934, as amended.

     FDIC: The Federal Deposit Insurance Corporation.

     FRB: The Board of Governors of the Federal Reserve System.

     Holding Company Common Stock: The common stock authorized to be issued from time to time by the Stock Holding Company.

     Independent Appraiser: The appraiser retained by the MHC to prepare an appraisal of the pro forma market value of the Reorganization Stock.

     Independent Corporator: A Corporator who is not an Employee, Officer, or trustee of the MHC or an Employee, Officer, director, or "significant borrower" of the Bank.

     Independent Valuation: The estimated pro forma market value of the Reorganization Stock as determined by the Independent Appraiser.

     Information Statement. The information statement required to be sent to the Corporators in connection with the Special Meeting.

     Liquidation Account: The liquidation account established pursuant to
Section 13.1 of the Plan.

     Local Community: The cities and towns located in the Bank's Community Reinvestment Act assessment area designated by the MHC with the approval of the Commissioner before the commencement of the Offering.

     Management: Employees, Officers, directors, trustees and Corporators of the Bank or the MHC at the time of the Offering.

     Marketing Agent: The broker-dealer responsible for organizing and managing the Reorganization and sale of the Reorganization Stock.

     Market Maker: A dealer (i.e., any Person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide competitive bid and offer quotations on request, and (ii) is ready, willing and able to effect transactions in reasonable quantities at the dealer's quoted prices with other brokers or dealers.

     Maximum Purchase Limit: The limitation on the purchase of shares of Reorganization Stock established by Section 7.1, as such limit may be increased pursuant to said Section 7.1.

     MHC: Westfield Mutual Holding Company, the Massachusetts-chartered mutual holding company for the Bank.

     Minority Stockholder: Any owner of Holding Company Common Stock, other than the MHC.

     Non-Tax-Qualified Employee Benefit Plan: Any defined benefit plan or defined contribution plan which is not qualified under Section 401 of the Internal Revenue Code.

     Notice: The Notice of Mutual Holding Company Reorganization to be submitted by the Bank to the Division to notify the Division of the Reorganization and the Offering.

     Offering: The offering of an aggregate of up to 49.9% of the outstanding Holding Company Common Stock in the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering.

     Officer: The Chairman of the Board, the President, any officer of the level of vice president or above, the Clerk and the Treasurer of the Bank, the MHC or the Stock Holding Company, as the case may be.

     Person: An individual, corporation, partnership, association, joint-stock company, trust (including Individual Retirement Accounts, SEP's and Keogh Accounts), unincorporated organization, government entity or political subdivision thereof or any other entity.

     Plan: This Plan of Reorganization as adopted by the Board of Directors of the Bank and the Board of Trustees of the MHC and approved by the Commissioner.

     Prospectus: The term "Prospectus" means the offering document by which the Reorganization Stock is being offered.

     Purchase Price: The term "Purchase Price" means the price of the Reorganization Stock, as offered in the Reorganization.

     Qualifying Deposit: The term "Qualifying Deposit" means deposit accounts of all types offered by the Bank including, but not limited to, NOW account deposits, certificates of deposit, demand deposits, money market deposits and deposits made pursuant to IRA/Keogh Plans. It does not include repurchase agreements, savings bank life insurance policies or certain escrow accounts. Aggregate deposits of less than $50 will not constitute Qualifying Deposits.

     Range Maximum: The valuation which is 15% above the maximum of the Estimated Valuation Range.

     Regulations: The regulations of the Division and the FRB regarding mutual to stock reorganizations, minority stock issuances and formation of subsidiary holding companies.

     Reorganization: (1) the reorganization of the MHC into the two-tiered mutual holding company structure including the organization of the Stock Holding Company pursuant to the Plan, (2) the offering of Reorganization Stock in a Subscription Offering and, to the extent shares remain available, in a Direct Community Offering and possibly in a Syndicated Community Offering; (3) the issuance of the Reorganization Stock; (4) the amendment of the MHC's charter and bylaws as contemplated in the Plan; and (5) the consummation of the related transactions provided for in the Plan.

     Reorganization Stock: The Holding Company Common Stock to be issued in the Reorganization.

     SEC: The Securities and Exchange Commission.

     Special Meeting: The Special Meeting of Corporators called for the purpose of voting on the Plan.

     Stock Holding Company: The stock-form holding company that will be organized as a majority owned subsidiary of the MHC as provided in the Plan, issue Reorganization Stock in the Reorganization, and own 100% of the common stock of the Bank.

     Stock Holding Company Application: The holding company application to be submitted by the MHC and the Stock Holding Company to the FRB to have the MHC and the Stock Holding Company acquire indirect and direct control of the Bank.

     Subscription Offering: The term "Subscription Offering" means the offering of Reorganization Stock, through nontransferable Subscription Rights issued to Eligible Account Holders, Supplemental Eligible Account Holders and the Tax Qualified Employee Stock Benefit Plans of the Bank and the MHC.

     Supplemental Eligible Account Holder: The term "Supplemental Eligible Account Holder" means any person (other than an Eligible Account Holder) holding a Qualifying Deposit in the Bank as of the Supplemental Eligibility Record Date, except Officers, directors, trustees, corporators and their associates.

     Supplemental Eligibility Record Date: The term "Supplemental Eligibility Record Date" means December 31, 2000, the record date set by the Bank for determining Supplemental Eligible Account Holders.

     Syndicated Community Offering: The term "Syndicated Offering" means the offering of Reorganization Stock not subscribed for in the Subscription Offering or the Direct Community Offering, if any, to certain members of the general public and/or through a syndicate of registered broker-dealers.

     Tax-Qualified Employee Stock Benefit Plan: The term "Tax-Qualified Employee Stock Benefit Plan" means any defined benefit plan or defined contribution plan of the Bank, such as an employee stock ownership plan, or other plan, which, with its related trust, meets the requirements to be "qualified" under section 401 of the Internal Revenue Code of 1986, as amended.

     Voting Stock:

     (1) Voting Stock means common stock or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder:

          (i) To vote for or to select directors of the Bank or the Stock Holding Company; and

          (ii) To vote on or to direct the conduct of the operations or other significant policies of the Bank or the Stock Holding Company.

     (2) Notwithstanding anything in paragraph (1) above, preferred stock is not "Voting Stock" if:

          (i) Voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Bank or the Stock Holding Company, or the payment of dividends by the Bank or the Stock Holding Company when preferred dividends are in arrears;

          (ii) The preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and

          (iii) The preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Bank or the Stock Holding Company.

     (3) Notwithstanding anything in paragraphs (1) and (2) above, "Voting Stock" shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

     3. The Reorganization

     3.1 Organization of the Stock Holding Company. Pursuant to the Reorganization, the MHC will form the Stock Holding Company as its subsidiary and exchange 100% of the common stock of the Bank for a majority interest in the Stock Holding Company.

     Contemporaneously with the Reorganization, the Stock Holding Company will offer for sale in the Offering shares of Holding Company Common Stock representing up to 49.9% of the pro forma market value of the Stock Holding Company and the Bank. Such shares will not be covered by deposit insurance. The Bank may distribute additional capital to the Stock Holding Company following the Reorganization, subject to the applicable regulations governing capital distributions

     Upon completion of the Reorganization of the Offering, the MHC, the Stock Holding Company and the Bank will be structured as follows:


           ----------------------------------------------------------
                                                  Public
                     The MHC                   Stockholders
           ----------------------------------------------------------
                 More than 50% of            Less than 50% of
                 the Common Stick            the Common Stick
           ----------------------------------------------------------


                      -------------------------------------

                            The Stock Holding Company
                      -------------------------------------
                                   100% of the
                                  Common Stock
                      -------------------------------------


                      -------------------------------------

                                    The Bank

                      -------------------------------------

     3.2 Procedures for Reorganization. After adoption of the Plan by the Board of Directors of the Bank and at least a majority of the Board of Trustees of the MHC, the Plan will be submitted, together with all other requisite material in the Application, to the Commissioner for his approval and to the FRB to determine whether it has objections, based on safety and soundness considerations, to the Reorganization. References herein to approval of the Commissioner shall also refer to the approval from the FRB. The Bank must also receive either private letter rulings from the Internal Revenue Service and the Massachusetts Department of Revenue or opinions of its counsel as to the federal income tax consequences of the Reorganization and of its tax accountants as to the Massachusetts income tax consequences of the Reorganization, in either case substantially to the effect that the Reorganization will not result in any adverse federal or Massachusetts income tax consequence to the Bank, the MHC, the Stock Holding Company, Eligible Account Holders or Supplemental Eligible Account Holders.

     Upon a determination by the Commissioner that the Application is complete, the MHC will publish and post public announcements and notices of the Application as required by the Commissioner and the Regulations. Following approval of the Plan by the Commissioner, the Special Meeting shall be scheduled in accordance with the MHC's Bylaws, and the Plan (as revised in response to comments received from the Commissioner), proposed revisions and amendments to the charters and bylaws of the Bank and the Articles of Organization and bylaws of the Stock Holding Company, and any information required pursuant to the Regulations, will be submitted to the Corporators for their consideration and approval at the Special Meeting. The MHC will mail to each Corporator a copy of the Information Statement not less than seven (7) days before the Special Meeting. Following approval of the Plan by the Corporators, the MHC intends to take such steps as may be appropriate pursuant to applicable laws and regulations to organize the Stock Holding Company.

     If the Corporators approve the Plan, and upon receipt of all required regulatory approvals, the Stock Holding Company will sell the Reorganization Stock in a Subscription Offering as provided herein. Upon such approval, the Reorganization Stock to be issued pursuant to this Plan will be offered to Eligible Account Holders, Supplemental Eligible Account Holders and the Tax-Qualified Employee Stock Benefit Plans and as set forth in Section 5 of this Plan. The Subscription Offering period will run for no less than twenty (20) but no more than forty-five (45) days from the date of distribution of the Subscription Offering materials, unless extended by the MHC with the approval of the Commissioner.

     If feasible, any Reorganization Stock remaining will then be sold to the general public through a Direct Community Offering as provided in Section 6 of this Plan. The sale of all Reorganization Stock ordered in the Subscription Offering may be consummated simultaneously, during or subsequent to the date the Direct Community Offering is completed, or, if there is no Direct Community Offering, as soon as practicable following expiration of the Subscription Rights provided for in this Plan.

     If feasible, any shares of Reorganization Stock remaining unsold after completion of the Subscription Offering and a Direct Community Offering will be sold in a Syndicated Community Offering (which may commence following or contemporaneously with the Direct Community Offering). If for any reason a Syndicated Community Offering of all unsubscribed Reorganization Stock cannot be effected, the MHC will use its best efforts to obtain other purchasers, subject to the approval of the Commissioner. Completion of the sale of all Reorganization Stock not sold in the Subscription Offering is required within forty-five (45) days after termination of the Subscription Offering, subject to the extension of such forty-five (45) day period by the MHC with the approval of the Commissioner. The MHC may seek one or more extensions of such forty-five
(45) day period if necessary to complete the sale of all shares of Reorganization Stock. If all available shares of Reorganization Stock are sold in the Subscription Offering and any Direct Community Offering, there will be no Syndicated Community Offering and the Reorganization will be consummated upon completion of the Subscription Offering or the Direct Community Offering, as the case may be.

     The Stock Holding Company will be chartered as a Massachusetts corporation and will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to bank holding companies under applicable laws and regulations. The initial members of the Board of Directors of the Stock Holding Company will be those Persons whose names are set forth on Exhibit E to the Plan, each to hold office until the Annual Meeting (or Special Meeting in lieu thereof) in the year set forth opposite their respective names on such Exhibit E, and until their successors are elected and have been qualified, and otherwise in accordance with the Articles of Organization and Bylaws of the Stock Holding Company. The Officers of the Bank immediately prior to the Reorganization shall be the initial Officers of the Stock Holding Company, in each case until their respective successors are duly elected or appointed and qualified. The Stock Holding Company, will be a majority-owned subsidiary of the MHC and will own 100% of the common stock of the Bank. The Stock Holding Company expects to contribute at least 50% of the net proceeds of the Reorganization to the Bank as additional capital.

     The Stock Holding Company will have the power to issue shares of Capital Stock to persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Voting Stock of the Stock Holding Company. The Stock Holding Company may issue any amount of Non-Voting Stock to persons other than the MHC. The Stock Holding Company will be authorized to undertake one or more Minority Offerings of up to 49% in the aggregate of the total outstanding Holding Company Common Stock and, based upon current market conditions and the capital needs of the Bank, the Stock Holding Company currently intends to offer for sale up to 49.9% of its Holding Company Common Stock in the Offering.

     The Bank and the MHC believe that the Reorganization proceeds will greatly enhance the Bank's ability, among other things, (i) to open or acquire additional branch offices, (ii) to increase lending (especially to support continued growth in the Bank's commercial loan portfolio), (iii) to enhance the value of the franchise though the acquisition of other financial institutions or other businesses related to banking, and (iv) to expand the financial products and services currently offered by the Bank.

     3.3 Preconditions to Reorganization. The Reorganization is expressly conditioned upon prior occurrence of the following:

     (A) Approval of the Plan by the affirmative vote of a majority of the Corporators at a regular or special meeting of such Corporators (and the affirmative vote of a majority of Independent Corporators (who shall constitute not less than 60% of all Corporators)).

     (B) Approval by the Commissioner of the Application, including the Plan, the Articles of Organization and Bylaws of the Stock Holding Company and the Amended and Restated Charter and Bylaws of the MHC.

     (C) Approval by the FRB pursuant to the BHCA for the Stock Holding Company to become a bank holding company and issue Reorganization Stock.

     (D) Receipt by the Bank and the MHC of either a private letter ruling from the Internal Revenue Service or an opinion of counsel as to the federal income tax consequences of the Reorganization to the MHC and the Bank.

     (E) Receipt of the Bank and the MHC of either a private letter ruling of the Massachusetts Department of Revenue or an opinion of counsel or the Bank's independent public accountants as to the Massachusetts income tax consequences of the Reorganization to the MHC and the Bank.

     4. Number of Shares and Purchase Price of Reorganization Stock.

     4.1 Independent Appraisal. An Independent Appraiser shall be employed by the MHC and the Stock Holding Company to provide them with an Independent Valuation as required by regulations of the Commissioner. The Trustees of the MHC and the Directors of the Stock Holding Company shall thoroughly review and analyze the methodology and fairness of the Independent Valuation. The Independent Valuation will be made by a written report to the MHC and the Stock Holding Company, contain the factors upon which the Independent Valuation was made and conform to procedures adopted by the Commissioner. The Independent Valuation shall contain an Estimated Valuation Range of aggregate prices for the Reorganization Stock, which range shall reflect the anticipated pro forma market value of the Reorganization Stock. The Aggregate Purchase Price shall be no more than the Range Maximum, and the minimum price shall be no less than the bottom of the Estimated Valuation Range. All shares to be sold in the Reorganization shall be sold at a uniform price per share.

     The Independent Appraiser shall evaluate the pro forma market value of the Reorganization Stock, which value shall be included in the Prospectus (as described in Section 8 of this Plan) filed with the Commissioner. The Independent Appraiser shall also present to the MHC and the Stock Holding Company at the close of the Subscription Offering a valuation of the pro forma market value of the Reorganization Stock. The Aggregate Purchase Price of the Reorganization Stock shall be adjusted to reflect any required changes in the Independent Valuation. If, as a result of such adjustment, the Aggregate Purchase Price is not within the Estimated Valuation Range, the MHC shall obtain an amendment to the Commissioner's approval. If appropriate, the Commissioner will condition his approval by requiring a resolicitation of depositors and/or order forms.

     4.2 Price Per Share. The price per share for each share of Reorganization Stock sold in the Offering when multiplied by the number of shares of Reorganization Stock sold in the Offering, shall be equivalent to up to 49.9% of the pro forma market value of the Reorganization Stock in accordance with the Independent Valuation furnished to the MHC and the Stock Holding Company by the Independent Appraiser.

     4.3 Number of Shares. The total number of shares of Reorganization Stock which will be issued in connection with the Reorganization will be determined by the Board of Trustees of the MHC, and the Board of Directors of the Bank and the Stock Holding Company immediately prior to the commencement of the Subscription Offering; provided, that the Board of Trustees of the MHC may elect to increase or decrease the number of shares of Reorganization Stock to be offered in the Offering depending upon market and financial conditions or in the event the initial Independent

Valuation is materially increased or is decreased by the Independent Appraiser and provided further that the shares of Holding Company Common Stock being sold in the Offering will represent a minority ownership interest in the outstanding Holding Company Common Stock of the Stock Holding Company equal to up to 49.9% of the estimated pro forma market value of the Reorganization Stock based upon the Independent Valuation.

     4.4 Confirmation of Valuation. Notwithstanding the foregoing, no sale of Reorganization Stock may be consummated unless, before such consummation, the Independent Appraiser confirms to the Trustees of the MHC and the Directors of the Stock Holding Company and to the FRB and the Commissioner that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Reorganization Stock at the Aggregate Purchase Price for all shares of Reorganization Stock is incompatible with its estimate of the aggregate consolidated pro forma market value of the Reorganization Stock. An increase in the aggregate value of the Reorganization Stock up to the Range Maximum would not be deemed to be material. If such confirmation is not received, the MHC may cancel the Reorganization, resolicit and extend the Reorganization and establish a new Purchase Price and/or Estimated Valuation Range, or hold a new Reorganization or take such other action as the FRB and the Commissioner may permit. The estimated pro forma market value of the Reorganization Stock shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with the Regulations and will be confirmed upon completion of the Reorganization. In any case, the total number of shares of Reorganization Stock to be issued and sold will be determined by the MHC and the Stock Holding Company as follows: (a) the estimated aggregate pro forma market value of the Reorganization Stock, immediately after Reorganization as determined by the Independent Appraiser, expressed in terms of a specific aggregate dollar amount rather than as a range, shall be divided by (b) the Purchase Price.

5 Subscription Rights of Eligible Account Holders, Supplemental Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans

     5.1 Subscription Priorities. In descending order of priority, the opportunity to purchase Reorganization Stock shall be given in the Subscription Offering to: (A) Eligible Account Holders; (B) Supplemental Eligible Account Holders; and (C) Tax-Qualified Employee Plans. Any shares of Reorganization Stock that are not subscribed for in the Subscription Offering at the discretion of the MHC may be offered for sale in a Direct Community Offering and/or, if necessary, a Syndicated Community Offering on terms and conditions and procedures satisfactory to the MHC.

     (A)  Category No. 1: Eligible Account Holders

     (1) Each Eligible Account Holder shall receive, as first priority and without payment, non-transferable Subscription Rights to purchase shares of Reorganization Stock in the amount up to $300,000. The MHC may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (x) increase such $300,000 purchase limit to up to 5% of the number of shares of Reorganization Stock offered in the Offering, exclusive of an increase in the total number of shares issued due to an increase in the offering range of up to 15%, or (y) decrease such

          $300,000 purchase limit to no less than one-tenth of one percent (.10%) of the number of shares of Reorganization Stock offered in the Offering. If the MHC increases the $300,000 purchase limit, subscribers for the previously-effective maximum amount in the subscription offering will be, and certain other large subscribers in the sole discretion of the MHC may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Reorganization Stock under this provision will be determined by the MHC, in its sole discretion. Such subscription is subject to the Maximum Purchase Limit specified in
          Section 7.1 and the minimum purchase limit in Section 7.1 and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Valuation Range of up to 15%.


     (2) In the event that subscriptions for Reorganization Stock are received from Eligible Account Holders upon exercise of Subscription Rights pursuant to paragraph (a) in excess of the number of Shares available for subscription, the Reorganization Stock available for purchase will be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of Shares sufficient to make his total allocation of Reorganization Stock equal to the lesser of 100 Shares or the number of Shares subscribed for by such Eligible Account Holder. Any Shares remaining after such allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion which the amount of each Eligible Account Holder's Qualifying Deposit bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated on the same principle (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied until all available Shares have been allocated.

     (3) Subscription Rights held by Eligible Account Holders who are also Officers, directors, trustees or Corporators of the Bank, the Stock Holding Company or the MHC or their Associates, will be subordinated to those of other Eligible Account Holders to the extent they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

     (B)  Category No. 2: Supplemental Eligible Account Holders

     (1) Each Supplemental Eligible Account Holder shall receive, as second priority and without payment, nontransferable subscription rights to subscribe for shares of Reorganization Stock equal to an amount up to $300,000. The MHC may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (x) increase such $300,000 purchase limit to up to 5% of the number of shares of Reorganization Stock offered in the Offering, exclusive of an increase in the total number of shares issued due to an increase in the offering range of up to 15%, or (y) decrease such $300,000 purchase limit to no less than one-tenth of one percent (.10%) of the number of shares of Reorganization Stock offered in the

          Offering. If the MHC increases the $300,000 purchase limit, subscribers for the previously-effective maximum amount in the subscription offering will be, and certain other large subscribers in the sole discretion of the MHC may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Reorganization Stock under this provision will be determined by the MHC, in its sole discretion. Such subscription is subject to the Maximum Purchase Limit specified in
          Section 7.1 and the minimum purchase limit in Section 7.1 and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Valuation Range of up to 15%.

     (2) In the event that subscriptions for Reorganization Stock are received from Supplemental Eligible Account Holders upon exercise of Subscription Rights pursuant to paragraph (a) in excess of the number of shares of Reorganization Stock available for subscription, the Reorganization Stock available for purchase will be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of Shares sufficient to make his total allocation of Reorganization Stock equal to the lesser of 100 shares of Reorganization Stock or the number of shares of Reorganization Stock subscribed for by such Supplemental Eligible Account Holder. Any shares of Reorganization Stock remaining after such allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proposition which the amount of each Supplemental Eligible Account Holder's Qualified Deposit bears to the total of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

     (C)  Category No. 3: Tax-Qualified Employee Stock Benefit Plans

          The Tax-Qualified Employee Stock Benefit Plans of the Bank shall receive, without payment, as a third priority after the filling of the subscriptions of Eligible Account Holders, non-transferable Subscription Rights to purchase up to 8% of the shares of Reorganization Stock sold in the Offering. If all the shares of Holding Company Common Stock offered in the Subscription Offering are purchased by Eligible Account Holders and Supplemental Eligible Account Holders or if the Tax-Qualified Employee Stock Benefit Plans choose not to fill their orders in the Offering, then the Tax-Qualified Employee Stock Benefit Plans will purchase shares in the open market following consummation of the Reorganization. A Tax-Qualified Employee Stock Benefit Plan shall not be deemed to be an Associate or Affiliate of, or a Person Acting in Concert with, any Director or Officer of the Holding Company or the Bank. Notwithstanding any provision contained herein to the contrary, the Bank may make scheduled discretionary contributions to a Tax-Qualified Employee Stock Benefit

          Plan; provided, that such contributions do not cause the Bank to fail to meet its regulatory capital requirements.

     5.2 Minimum Purchase; No Fractional Shares. The minimum purchase by any Person shall be 25 shares (to the extent that shares of Reorganization Stock are available for purchase), provided, however, that the aggregate purchase price for any minimum share purchase shall not exceed $250. No fractional shares will be allocated or issued.

     5.3 Purchase Limitations and Adjustments. All purchase priorities established by this Section 5 shall be subject to the purchase limitations set forth in, and shall be subject to adjustment as provided in, Section 7.1 and
Section 7.2 of this Plan. In addition to the priorities set forth in this
Section 5, the MHC may establish other priorities for the purchase of Reorganization Stock, subject to the approval of the Commissioner and the FRB.

     5.4 Certain Determinations. All interpretations or determinations of whether prospective purchasers are "residents," "Associates," or "Acting in Concert", and any other interpretations of any and all other provisions of the Plan shall be made by and at the sole discretion of the MHC, and may be based on whatever evidence the MHC may choose to use in making any such determination.

6.   Direct Community Offering and Syndicated Community Offering.

     6.1 Direct Community Offering. If feasible, Reorganization Stock which remains unsubscribed after the exercise of Subscription Rights pursuant to the Subscription Offering (Section 5) shall be offered for sale first to the Local Community and then to the general public through a Direct Community Offering. The Direct Community Offering, if any, may commence simultaneously with the Subscription Offering or may commence during or after the commencement of the Subscription Offering, as the Board so determines. The right to subscribe for Reorganization Stock in the Direct Community Offering is subject to the right of the MHC to accept or reject such subscriptions in whole or in part. Reorganization Stock being sold in the Direct Community Offering will be offered and sold in a manner that will achieve the widest distribution of the Reorganization Stock. In making the Direct Community Offering, the MHC will give preference to natural persons residing in the Local Community. Orders accepted in the Direct Community Offering shall each be filled up to a maximum amount to be determined by the MHC but not in excess of 2% of the Aggregate Purchase Price per order and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all available shares have been allocated. No Person may purchase more than $300,000 of Reorganization Stock in the Direct Community Offering.

     The Direct Community Offering, if any, shall be for a period of not more than 45 days unless extended by the MHC, and shall commence concurrently with, during or promptly after the Subscription Offering. The MHC may use the Marketing Agent on a best efforts basis to sell the unsubscribed shares in the Subscription Offering and Direct Community Offering. The MHC may pay a commission or other fee to the Marketing Agent as to the shares sold by the Marketing Agent in the Subscription Offering and Direct Community Offering and may also reimburse the Marketing Agent for expenses incurred in connection with the sale.

     6.2 Syndicated Community Offering. If any Reorganization Stock remains unsold in the Subscription Offering and Direct Community Offering, the MHC may use the services of Broker-Dealers to sell such unsold shares in a Syndicated Community Offering, subject to terms, conditions and procedures as may be determined by the MHC in a manner that is intended to achieve the widest distribution of the Reorganization Stock subject to the rights of the MHC to accept or reject in whole or in part all orders in the Syndicated Community Offering. No Person may purchase in the Syndicated Community Offering more than $300,000 of Reorganization Stock. The Syndicated Community Offering will commence during or as soon as practicable after termination of the Direct Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. The commission in the Syndicated Community Offering shall be determined by a marketing agreement between the MHC and the Marketing Agent. Such agreement shall be filed with the FRB, the Division and the SEC.

     6.3 Other Arrangements. If for any reason a Syndicated Community Offering of unsubscribed shares of Reorganization Stock cannot be effected or is not deemed to be advisable, and any shares remain unsold after the Subscription Offering and the Direct Community Offering, if any, the MHC will seek to make other arrangements for the sale of the remaining shares, including an underwritten public offering. Such other arrangements will be subject to the approval of the Commissioner and the FRB and to compliance with applicable state and federal securities laws. The MHC may terminate the Direct Community Offering or the Syndicated Community Offering as soon as it has received orders for at least the minimum number of shares available for purchase in the Offering.

7.   Limitations on Purchases.

     7.1 Maximum Purchase Limit. With the exception of the Tax-Qualified Employee Stock Benefit Plans, which are expected to subscribe for 8% of the shares of Reorganization Stock issued in the Offering, the Plan of Reorganization provides for the following purchase limitations: no Person, either alone or together with Associates of or Persons Acting In Concert with such Person, may purchase more than $500,000 of Reorganization Stock except that: (i) the MHC may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (x) increase such Maximum Purchase Limit to up to 5% of the number of shares of Reorganization Stock offered in the Offering or (y) decrease such Maximum Purchase Limit to no less than one-tenth of one percent (.10%) of the number of shares of Reorganization Stock offered in the Offering. If the MHC increases the Maximum Purchase Limit, subscribers for the previously-effective maximum amount will be, and certain other large subscribers in the sole discretion of the MHC may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Reorganization Stock under this provision will be determined by the MHC, in its sole discretion. A minimum of 25 shares of Reorganization Stock must be purchased by each person purchasing Reorganization Stock to the extent shares are available, provided, however, that such minimum number of shares will be reduced if the price per share times such minimum number of shares exceeds $250.

     7.2 Purchases by Management. The maximum number of Shares which may be purchased in the Offering by Officers, directors, trustees and corporators and their Associates, in the aggregate shall not exceed 25 percent (25%) of the Reorganization Stock sold in the Offering. Each Management person will be subject to the same purchase limitations as other Eligible Account Holders and Supplemental Eligible Account Holders.

     7.3 Illegal Purchases. Notwithstanding any other provision of the Plan, no Person shall be entitled to purchase any Reorganization Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The MHC and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

     7.4 Rejection of Orders. The Bank and the MHC have the right in their sole discretion to reject any order submitted by a Person whose representations the Bank and the MHC believe to be false or who they otherwise believe, either alone or Acting in Concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan.

8.   Manner of Exercising Rights; Order Forms.

     Upon authorization of the sale of Reorganization Stock by the Commissioner:

     (1) Promptly after the Commissioner has approved the Prospectus referred to in paragraph (2) of this Section 8, order forms approved by the Commissioner for the exercise of the Subscription Rights provided for in this Plan will be sent to all persons with Subscription Rights at their last known address appearing in the records of the Bank.

     (2) Each order form will be preceded or accompanied by a Prospectus which must be approved by the Commissioner. Such Prospectus shall describe the Bank and the Reorganization Stock being offered and will contain all the information required by the Commissioner and all applicable laws and regulations as necessary to enable the recipients of the order forms to make informed investment decisions regarding the purchase of Reorganization Stock. The MHC may, in lieu of mailing a Prospectus to each Eligible Account Holder and Supplemental Eligible Account Holder, mail a Notice and Information Statement to each such person with a request form to be returned to the Bank by a reasonable date certain to request subscription materials.

     (3) The order forms will contain or will be accompanied by, among other things, the following:

          (a) An explanation of the rights and privileges granted under this Plan to each class of persons granted Subscription Rights pursuant to Section 5 of this Plan with respect to the purchase of Reorganization Stock;

          (b) A specified time by which order forms must be received by the Bank for purposes of exercising the Subscription Rights under this Plan, as provided in Section 10 of this Plan;

          (c) A statement that the Aggregate Purchase Price at which the Reorganization Stock will ultimately be purchased in the Reorganization has not been determined as of the date of mailing of the order form, but that such price will be within the range of prices which will be stated in the Prospectus;

          (d) The amount which must be returned with the order form to subscribe for Reorganization Stock. Such amount will be equal to the Purchase Price multiplied by the number of Shares subscribed for in accordance with the terms of this Plan;

          (e) Instructions concerning how to indicate on such order form the extent to which the recipient elects to exercise Subscription Rights under this Plan, the name or names in which the Shares subscribed for are to be registered, the address to which certificates representing such Shares are to be sent and the alternative methods of payment for Reorganization Stock which will be permitted;

          (f) Specifically designated blank spaces for dating and signing the order form;


          (g) An acknowledgment that the recipient of the order form has received, prior to signing the order form, the Prospectus referred to in paragraph (2) of this Section 8;

          (h) A statement that the Subscription Rights provided for in this Plan are nontransferable, will be void after the specified time referred to in paragraph 3(b) above and can be exercised only by delivery of the order form, properly completed and executed, to the Bank, together with the full required payment (in the manner specified in Section 9 of this Plan) for the number of shares of Reorganization Stock subscribed for prior to such specified time; and

          (i) Provision for certification to be executed by the recipient of the order form to the effect that, as to any shares of Reorganization Stock which the recipient elects to purchase, such recipient is purchasing such shares of Reorganization Stock for his own account only and has no present agreement or understanding regarding any subsequent sale or transfer of such shares of Reorganization Stock.

9.   Payment for Reorganization Stock.

     9.1 Deadline for Receipt of Payment. Full payment for Reorganization Stock subscribed for must be received by the Bank, together with properly completed and executed order forms therefor, prior to the expiration time, which will be specified on the order forms, unless such date is extended by the Bank; provided, however, that if any Employee Plan subscribes for shares of Reorganization Stock during the Subscription Offering, such plans will not be required to pay for the shares of Reorganization Stock at the time they subscribe but rather may pay for such shares of Reorganization Stock subscribed for by such plans at the Purchase Price upon consummation of the Reorganization; provided, however, that, in the case of the ESOP there is in force from the time of its subscription until the consummation of the Reorganization, a loan commitment to lend to the ESOP, at such time, the aggregated Purchase Price of the shares for which it subscribed. The Stock Holding Company or the Bank may make scheduled discretionary contributions to an Employee Plan provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement. Payment for Reorganization Stock may also be made by a participant in an Employee Plan (including the Bank's tax-qualified deferred compensation plan for Bank Employees) causing funds held for such participant's benefit by an Employee Plan to be paid over for such purchase to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Holding Company Reorganization Stock.

     9.2 Changes in Aggregate Purchase Price. If it is determined that the Aggregate Purchase Price should be greater than the Range Maximum, upon compliance with such requirements as may be imposed by the Commissioner (which may include resolicitation of votes for approval of this Plan by Corporators of the MHC) each person who subscribed for Reorganization Stock will be permitted to withdraw his subscription and have his payment for Reorganization Stock returned to him in whole or in part, with interest, or to make payment to the Bank of the additional amount necessary to pay for the Reorganization Stock subscribed for by him at the Purchase Price in the manner and within the time prescribed by the Bank. If the Aggregate Purchase Price is outside the range of prices established by the Independent Appraiser referred to in Section 4 of this Plan and set forth in the Prospectus referred to in Section 8 of this Plan, the MHC will apply for an amendment to the Commissioner's approval of this Plan and comply with such requirements as the Commissioner may then establish.

     9.3 Method of Payment. Payment for Reorganization Stock will be permitted to be made in any of the following manners:

     (1) By check, bank draft or money order, provided that checks will only be accepted subject to collection. Interest will be paid by the Bank at not less than the rate per annum being paid by the Bank on its passbook accounts at the time the Subscription Offering commences, on payments for Reorganization Stock received in the Subscription Offering by check, bank draft or money order from the date payment is received until consummation or termination of the Reorganization. The Bank shall be entitled to invest all amounts paid for subscriptions in the Subscription Offering for its own account until completion or termination of the Reorganization.

     (2) By appropriate authorization of withdrawal from designated types of deposit accounts in the Bank. The order forms will contain appropriate means by which authorization of such withdrawals may be made. For purposes of determining the withdrawable balance of such accounts, such withdrawals will be deemed to have been made upon receipt of appropriate authorization therefor, but interest at the rates applicable to the accounts from which the withdrawals have been deemed to have been made will be paid by the Bank on the amounts deemed to have been withdrawn until the date on which the Reorganization is consummated, at which date the authorized withdrawal will actually be made. Such withdrawals may be made upon receipt of order forms authorizing such withdrawals, but interest will be paid by the Bank on the amounts withdrawn as if such amounts had remained in the accounts from which they were withdrawn until the date upon which the sales of Reorganization Stock pursuant to exercise of Subscription Rights are actually consummated.

     (3) Wire transfers as payment for shares ordered for purchase may be permitted or accepted as proper payment.

     (4) Payments for the purchase of Reorganization Stock in the Subscription Offering will be permitted through authorization of withdrawals from certificate accounts at the Bank without early withdrawal penalties. If the remaining balances of the certificate accounts after such withdrawals are less than the minimum qualifying balances under applicable regulations, the certificates evidencing the accounts will be canceled upon consummation of the Reorganization, and the remaining balances will thereafter earn interest at the passbook rate.

10. Expiration of Purchase Rights; Undelivered, Defective or Late Order Forms; Insufficient Payment.

     10.1 Expiration of Subscription Rights. All Subscription Rights provided for in this Plan, including, without limitation the Subscription Rights of all persons whose order forms are returned by the United States Post Office as undeliverable, will expire at 12:00 Noon Massachusetts Time, on a specified date which shall be not less than the twentieth day following the date on which order forms are first sent to Eligible Account Holders, provided that the Bank shall have the power to extend such expiration time in its discretion.

     10.2 Undelivered, Defective or Late Order Forms; Insufficient Payment. In those cases in which the Bank is unable to locate particular persons granted Subscription Rights under this Plan, and cases in which order forms (1) are returned as undeliverable by the United States Post Office, (2) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (3) are defectively filled out or executed or (4) are not accompanied by the full required payment for the Reorganization Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), the Subscription Rights of the person to whom such rights have been granted will lapse as though such person failed to return the completed order form within the time period specified thereon.

     10.3 Waiver of Irregularities or Defects. The Bank may, but will not be obligated to, waive any irregularity on any order forms or require the submission of corrected order forms or the remittance of full payment for Shares subscribed for by such date as it may specify, and all interpretations by the Bank of terms and conditions of this Plan and of the order forms will be final.

11.  Persons in Nonqualified States or in Foreign Countries.

     Subject to the following sentence, the Stock Holding Company will make reasonable efforts to comply with the securities laws of all states of the United States in which Eligible Account Holders and Supplemental Eligible Account Holders entitled to subscribe for Reorganization Stock pursuant to this Plan reside. However, no such person will be offered any Subscription Rights or sold any Reorganization Stock under this Plan who resides in a foreign country or who resides in a state of the United States with respect to which the Bank determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of Subscription Rights to such persons.

12.  Voting Rights after Reorganization.

     Following Reorganization, voting rights with respect to the Stock Holding Company will be held and exercised exclusively by the holders of the Capital Stock of the Stock Holding Company; the Stock Holding Company shall own all of the issued and outstanding stock of the Bank.

13.  Establishment of a Liquidation Account.

     13.1 Establishment of Liquidation Account. For purposes of granting a priority claim to the assets of the MHC in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposit accounts at the Bank, the Stock Holding Company will, at the time of Reorganization, establish a "Liquidation Account" in an amount equal to the net worth of the MHC set forth in its latest statement of financial condition contained in its final Prospectus. The function of the Liquidation Account is to establish a priority on liquidation and, except as provided for in this Section 13, shall not operate to restrict the use or application of any of the net worth accounts of the Stock Holding Company, except that the Stock Holding Company shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to be reduced below the amount required for the Liquidation Account.

     12.2 Interest in Liquidation Account. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest in the Liquidation Account for each deposit account making up a Qualifying Deposit. Such inchoate interests are referred to herein as "Subaccount Balances." For deposit accounts in existence on the Eligibility Record Date and the Supplemental Eligibility Record Date, separate Subaccount Balances shall be determined on the basis of the Qualifying Deposits in such deposit accounts on each such date.

     13.3 Amount of Subaccount Balances. Each initial Subaccount Balance in the Liquidation Account shall be an amount determined by multiplying the opening balance in the Liquidation Account by a fraction the numerator of which is the closing balance in the Eligible Account Holder's and Supplemental Eligible Account Holder's account and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders and Supplemental Account Holders on the corresponding record date. Each initial Subaccount Balance in the Liquidation Account shall never be increased, but will be subject to downward adjustment as follows. If the balance in the deposit account to which a Subaccount Balance relates, at the close of business on any annual closing date of the Bank subsequent to the corresponding record date, is less than the lesser of the deposit balance in such account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or the amount of the Qualifying Deposit as of the Eligibility Record Date or Supplemental Eligible Record Date, the Subaccount Balance for such deposit account shall be adjusted by reducing such Subaccount Balance in an amount proportionate to the reduction in such account balance. If any account is closed, its related Subaccount Balance shall be reduced to zero upon such closing.

     13.4 Distributions. In event of a complete liquidation of the Stock Holding Company (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a liquidation distribution equal to the current amount in each of his Subaccount Balances, before any liquidation distribution may be made to any holders of the Reorganization Stock of the Stock Holding Company. A distribution of each Subaccount Balance may be made only in the event of a complete liquidation of the Stock Holding Company subsequent to the Reorganization and the Offering and only out of funds available for such purpose after payment to all creditors. No merger, consolidation, purchase of bulk assets with assumption of accounts and other liabilities, or similar transaction, in which the Stock Holding Company is not the surviving institution, will be deemed to be a complete liquidation for this purpose, and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

14.  Restriction on Transfer of Reorganization Stock of Management.

     14.1 Restrictions on Resale. All Capital Stock purchased by Officers, directors, trustees and Corporators of the Bank, the Stock Holding Company, or the MHC (and their Associates) on original issue pursuant to this Plan (by subscription or otherwise) will be subject to the restriction that no such shares shall be sold for a period of one year following the date of purchase of such shares, except in the event of the death or substantial disability (as determined by the Commissioner) of the Management person to whom such Reorganization Stock was initially sold under the terms of this Plan or upon the written approval of the Commissioner.

     14.2 Certificates and Stop Orders. With respect to all Reorganization Stock subject to restriction on subsequent disposition pursuant to the above paragraph, each of the following provisions shall apply:

     (1) Each certificate representing such Reorganization Stock shall bear the following legend prominently stamped on its face giving notice of such restriction on transfer:

          The shares represented by this certificate may not be sold by the registered holder hereof for a period of not less than one year from the date of issuance hereof, except in the event of the death of the registered holder or substantial disability (as determined by the Commissioner) of the officer, director, trustee or corporator to whom such shares were initially sold under the terms of this Plan or upon the written approval of the Commissioner.

     (2) Instructions will be given to the transfer agent for the Stock Holding Company not to recognize or effect any transfer of any certificates representing such Holding Company Common Stock, or any change of record ownership thereof in violation of such restriction on transfer.

     14.3 Stock Dividends and Stock Splits. Any Capital Stock of the Stock Holding Company issued in respect of a stock dividend, stock split or otherwise in respect of ownership of outstanding Holding Company Common Stock subject to restrictions on transfer hereunder will be subject to the same restrictions as are applicable to the Reorganization Stock in respect of which such Reorganization Stock is issued.

15.  Restriction on Stock Purchases by Management.

     For a period of three years following the Reorganization, no Officer, director, trustee or Corporator of the Bank the MHC or the Stock Holding Company or any of their Associates shall, without the prior written approval of the Commissioner, purchase Capital Stock of the Stock Holding Company, except from a broker-dealer registered with the SEC. The foregoing shall not apply to (i) negotiated transactions involving more than 1% of the outstanding Common Stock, or (ii) purchases of stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan of the Stock Bank or the Stock Holding Company even if such stock is attributable to Management Persons or their Associates. In addition, without the prior written approval of the Commissioner, no officer or director of the Stock Bank or their Associates shall purchase Capital Stock from the Stock Holding Company for a period of three years following the Reorganization.

16.  Amendment and Termination of the Plan.

     This Plan may be substantively amended by the Board of Trustees of the MHC in its sole discretion as a result of comments from regulatory authorities or otherwise, at any time prior to the date material is sent to the Corporators in connection with the Special Meeting to consider this Plan, and at any time thereafter with the concurrence of the Commissioner. This Reorganization may be terminated by the Trustees of the MHC at any time prior to the Special Meeting of the Corporators called to consider this Plan and at any time thereafter with the concurrence of the Commissioner.

17.  Time Period for Completion of Reorganization.

     The Reorganization shall be completed within 24 months from the date this Plan is approved by the Board of Trustees of the MHC.

18.  Expenses of Reorganization.

     The Bank and the MHC shall use their best efforts to assure that the expenses incurred in connection with the Reorganization shall be reasonable.

19.  Registration Under Securities Exchange Act of 1934.

     The Stock Holding Company shall register its Reorganization Stock under the Massachusetts General Laws and Section 12(b) of the Securities Exchange Act of 1934, as amended, concurrently with or promptly following the Reorganization, provided that either or both such registrations are required under applicable law.

20.  Market.

     The Stock Holding Company shall use its best efforts to encourage and assist two or more market makers to establish and maintain a market for its Reorganization Stock promptly following Reorganization. The Stock Holding Company shall also use its best efforts to cause its Reorganization Stock to be quoted for trading on the Nasdaq Stock Market or such other national exchange.

21.  Reorganization Stock Not Insured.

     The Reorganization Stock will not be covered by deposit insurance.

22.  No Loans to Purchase Capital Stock.

     The Bank shall not loan funds or otherwise extend credit to any person to purchase the Capital Stock of the Stock Holding Company in connection with the Reorganization. The Stock Holding Company will not offer or sell any of the Holding Company Common Stock proposed to be issued to any Person whose purchase would be financed by funds loaned to the Person by the Stock Holding Company, Bank or any of their Affiliates.

23.  Restrictions on Acquisition of the Stock Holding Company.

     Present Massachusetts regulations provide that for a period of three years following completion of the Reorganization, no Person, or group of Persons Acting In Concert, except the MHC, shall directly, or indirectly, offer to purchase or actually acquire the beneficial ownership of more than 10% of any class of equity security of the Stock Holding Company without the prior approval of the Commissioner. However, approval is not required for purchases directly from the Stock Holding Company or the underwriters or selling group acting on its behalf with a view towards public resale, or for purchases not exceeding one percent per annum of the shares outstanding, or for the acquisition of securities by one or more Tax-Qualified Employee Stock Benefit Plans of the Stock Holding Company and the Bank, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the Bank. Civil penalties may be imposed by the Commissioner for willful violation or assistance of any violation. Where any person directly or indirectly, acquires beneficial ownership of more than ten percent of any class of equity security of the Stock Holding Company within such three-year period without the prior approval of the Commissioner, stock of the Stock Holding Company beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote.

24.  Articles of Organization and Bylaws.

     24.1 Stock Holding Company Articles of Organization and Bylaws. Copies of the proposed Articles of Organization and Bylaws of the Stock Holding Company are attached hereto as Exhibit A and Exhibit B, respectively, and are made a part of the Plan. By their approval of the Plan, the Corporators shall have approved and adopted the Articles of Organization and Bylaws of the Stock Holding Company.

     24.2 MHC Articles of Organization and Bylaws. Copies of the proposed amended and restated Articles of Organization and Bylaws of the MHC are attached hereto as Exhibit C and Exhibit D, respectively, and are made a part of the Plan. By their approval of the Plan, the Trustees have approved and adopted the Amended and Restated Charter and Bylaws of the MHC.

25.  Post Offering Matters.

     25.1 Stock Benefit Plans. The Board of Directors of the Bank and/or the Stock Holding Company are permitted under the Regulations, and may decide, to adopt one or more stock benefit plans for the benefit of the Employees, Officers and directors of the Bank and Stock Holding Company, including an ESOP, stock award plans and stock option plans, which will be authorized to purchase Holding Company Common Stock and grant options for Holding Company Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Reorganization Stock in the Offering (and in an amount equal to up to 5% of the Holding Company Common Stock issued in the Offering if the Recognition Plans are adopted more than one year after the completion of the Offering), subject to the purchase priorities set forth in the Plan. Pursuant to the Regulations, the Stock Holding Company may authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 8% of the Reorganization Stock to be sold in the Offering. The Bank or the Stock Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Holding Company Common Stock or to purchase issued and outstanding shares of Holding Company Common Stock or authorized but unissued shares of Holding Company Common Stock subsequent to the completion of the Reorganization, provided, however, that such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements. The Plan specifically authorizes the grant and issuance by the Stock Holding Company of
(i) awards of Holding Company Common Stock after the Reorganization pursuant to one or more stock recognition and award plans (the "Recognition Plans") in an amount equal to up to 4% of the number of shares of Reorganization Stock issued in the Offering (and in an amount equal to up to 5% of Reorganization Stock issued in the Offering if the Recognition Plans are adopted more than one year after the completion of the Offering), (ii) options to purchase a number of shares of the Stock Holding Company's Reorganization Stock in an amount equal to up to 10% of the number of shares of Reorganization Stock issued in the Offering and shares of Reorganization Stock issuable upon exercise of such options, and
(iii) Holding Company Common

Stock to one or more Tax Qualified Employee Plans, including the ESOP, at the closing of the Reorganization or at any time thereafter, in an amount equal to up to 8% of the number of shares of Reorganization Stock issued in the Offering (including shares of Reorganization Stock to be issued to the ESOP). Shares awarded to the Tax Qualified Employee Plans or pursuant to the Recognition Plans, and shares issued upon exercise of options may be authorized but unissued shares of Holding Company Common Stock, or shares of Holding Company Common Stock purchased by the Stock Holding Company or such plans in the open market. The Recognition Plans and the stock option plans will be subject to shareholder approval.

     25.2 Payment of Dividends. The Stock Holding Company may not declare or pay a cash dividend on the Holding Company Common Stock if the effect thereof would cause its regulatory capital to be reduced below the amount required to maintain the Liquidation Account and under FRB rules and regulations. Otherwise, the Stock Holding Company may declare dividends in accordance with applicable laws and regulations.

     25.3 Repurchase of Stock. Based upon facts and circumstances following the Reorganization and subject to applicable regulatory and accounting requirements, the Board of Directors of the Stock Holding Company may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (i) market and economic factors such as the price at which the Holding Company Common Stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Stock Holding Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or the purchase of shares by the ESOP in the event the ESOP is unable to acquire shares in the Subscription Offering, or to fund the Stock Plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Stock Holding Company and its shareholders.

26.  Miscellaneous.

     26.1 Interpretation of Plan. All interpretations of the Plan and application of its provisions to particular circumstances by the MHC shall be final, subject to the authority of the Commissioner. When a reference is made in the Plan to Sections or Exhibits, such reference shall be to a Section of or Exhibit to the Plan unless otherwise indicated. The recitals hereto constitute an integral part of the Plan. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents and headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Whenever the words "include", "includes" or "including" are used in the Plan, they shall be deemed to be followed by the words "without limitation".

     26.2 Enforcement of Terms and Conditions. The MHC shall have the right to take all such action as it, in its sole discretion, may deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in the Plan and the terms, conditions and representations contained in the Order Forms, including, but not limited to, the right to require any subscriber or purchaser to provide evidence, in a form satisfactory to the MHC, of such Person's eligibility to subscribe for or purchase shares of the Reorganization Stock under the terms of the Plan and the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Reorganization Stock that it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons, and the MHC, the Bank and their Board of Trustees, Board of Directors, Officers, Employees and agents shall be free from any liability to any Person on account of any such action.

                                    Exhibit A



         Proposed Articles of Organization of the Stock Holding Company

                                    Exhibit B



                  Proposed Bylaws of the Stock Holding Company

                                    Exhibit C



    Proposed Amended and Restated Charter of Westfield Mutual Holding Company

                                    Exhibit D



    Proposed Amended and Restated Bylaws of Westfield Mutual Holding Company

                                    Exhibit E



                 Initial Directors of the Stock Holding Company